Exhibit 10.18

June 11, 2012

Michael Strange

Dear Michael:

On behalf of Mitek Systems, Inc. (referred to herein as “Mitek” or the “Company”), I am pleased to confirm the offer of regular, full-time employment extended to you for the position of Chief Technology Officer, reporting to Jim DeBello, President & Chief Executive Officer. Your hire date is expected to be on or about July 9 2012, and is subject to Mitek’s standard reference and background checks. Further details of this offer are as follows:

Base Salary:	You will earn an annualized base salary of $260,000 paid bi-weekly in the amount of $10,000.

Incentives:	You will have the opportunity to earn an annual bonus up to $91,000 based upon meeting objectives to be determined within the first month of your employment.

You have represented that the timing of your departure from your current employer will make you ineligible to receive a first half bonus of $25,000. Should you not be paid this bonus by your current employer, we will pay you $25,000, less applicable withholding taxes, subsequent to our fiscal year ending September 30, 2012 in connection with our annual bonus process. In addition, Mitek will pay the amount of your target bonus for the fiscal year ending September 30, 2012, prorated based on your date of hire. Should you voluntarily terminate your employment with Mitek prior to the first anniversary of your hire date with Mitek, you agree to repay this bonus to the Company.

Stock Options:

We will request that the Board of Directors approves your participation in the Mitek 2012 Incentive Plan (“the Plan”) with a stock option grant of 175,000 shares of Mitek Common Stock and a restricted stock grant of 25,000 shares of Mitek Common Stock. The option grant will be subject to our normal vesting schedule as provided in the Plan. The price of your stock options will be based upon the fair market value of Mitek Common Stock on the later of the date the Board approves your options or your hire date. You will be provided details of the Plan shortly after your options have been approved.

Severance and Change in Control:	Any severance and accelerated vesting of stock options or other equity awards shall be pursuant to the terms and conditions of a change of control agreement to be provided.

Benefits:

As a regular, full-time employee of Mitek you will be eligible for group benefits for yourself and your eligible dependents effective on the first day of the month following your hire date. Basic benefits include a comprehensive health insurance plan; dental insurance and vision care insurance. In addition, you will be eligible for term life insurance and long-term disability insurance. You will also accrue three weeks, equal to fifteen days, of paid vacation per year; seven paid sick days and ten paid holidays, in accordance with Company policy. In addition, you will be eligible to participate in the Mitek Systems Inc. 401(k) Savings Plan and Mitek’s Flexible Spending Plan.

8911 Balboa Avenue, Ste B — San Diego, CA 92123 — Phone: 858.308.1700 — Fax: 858.309.1701

You will be asked to contribute a portion of the cost of your own insurance coverage and any dependent coverage you elect. The cost of coverage will vary based upon the number of dependents covered and plan selection. Any premiums, you pay, however, will be paid pre-tax. Full details of employee benefits will be provided once you are on board.

Relocation:

We will reimburse you for reasonable qualified moving expenses incurred within fourteen months from your hired date related to moving to San Diego and will provide San Diego lodging during that period of time.

Mitek is an “at-will” employer and as such your employment must be entered into voluntarily and is for no specified period. As a result, you are free to resign or Mitek may terminate your employment at any time, for any reason, with or without cause. No one has the authority to amend or modify this employment relationship, either verbally or in writing, except the Chief Executive Officer and any amendment or modification hereto must be made in writing, signed by you and the Chief Executive Officer.

The terms described in this letter shall be the terms of your employment, provided, however, that your duties are performed in accordance with all standards and policies adopted by the Company. Your employment, pursuant to this offer, is contingent upon your executing the Company’s standard proprietary information agreement and a confidential disclosure agreement, which will be provided to you on your first day of employment.

We are very excited about the prospect of your joining our team. Mitek is an exciting company with what we believe is an excellent opportunity for growth and success. If the terms described herein are acceptable to you, please acknowledge your acceptance by signing below and returning a copy to me at jdebello@miteksystems.com. If not accepted, this offer expires at 5:00 P.M. PST on June 13, 2012.

Sincerely,

MITEK SYSTEMS, INC.

/s/ Russell C. Clark

Russell C. Clark

Chief Financial Officer

Accepted:

/s/ Michael Strange

Michael Strange

June 15, 2012